UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2017

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Heritage Insurance Holdings, Inc. 2600 McCormick Drive, Suite 300 Clearwater, Florida		33759
(Address of principal executive offices)		(Zip Code)

(727) 362-7202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ¨  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Offering of Convertible Senior Notes

On August 10, 2017, Heritage Insurance Holdings, Inc. (the “Company”) and Heritage MGA, LLC (the “Guarantor”) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as the initial purchaser (the “Initial Purchaser”), pursuant to which the Company agreed to issue and sell, and the Initial Purchaser agreed to purchase, $125.0 million aggregate principal amount of the Company’s 5.875% Convertible Senior Notes due 2037 (the “Notes”) in a private placement transaction pursuant to Rule 144A under the Securities Act, as amended (the “Securities Act”) (the “Offering”). Pursuant to the Purchase Agreement, the Company also granted the Initial Purchaser a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of Notes. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantor and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. The net proceeds from the Offering, after deducting discounts and commissions and estimated offering expenses payable by the Company, are approximately $120.5 million. The Offering was completed on August 16, 2017.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the terms of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

The Company issued the Notes under an Indenture (the “Indenture”), dated as of August 16, 2017, by and among the Company, as issuer, the Guarantor, as guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Notes bear interest at a rate of 5.875% per year. Interest will accrue from August 16, 2017 and will be payable semi-annually in arrears, on February 1 and August 1 of each year, beginning on February 1, 2018. The Notes are senior unsecured obligations of the Company that will rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated; effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness or other liabilities incurred by the Company’s subsidiaries other than the Guarantor, which will fully and unconditionally guarantee the Notes on a senior unsecured basis.

The Notes will mature on August 1, 2037 (the “Maturity Date”), unless earlier repurchased, redeemed or converted.

Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding February 1, 2037, other than during the period from, and including, February 1, 2022 to the close of business on the second business day immediately preceding August 5, 2022, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2017, if the closing sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on each applicable trading day; (2) during the ten consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes for each such trading day was less than 98% of the closing sale price of the Company’s common stock on such date multiplied by the then-current conversion rate; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events.

During the period from, and including, February 1, 2022 to the close of business on the second business day immediately preceding August 5, 2022, and on or after February 1, 2037 until the close of business on the second business day immediately preceding the Maturity Date, holders may surrender their Notes for conversion at any time, regardless of the foregoing circumstances.

Unless and until the Company obtains shareholder approval under Rule 312.03 of The New York Stock Exchange Listed Company Manual for the issuance of the Company’s common stock in excess of the limitations set forth therein, the Company will pay to any converting holder in respect of each $1,000 principal amount of Notes being converted solely cash in an amount equal to the sum of the daily conversion values (as defined in the Indenture) for each of the 40 consecutive trading days during the related conversion period (as defined in the Indenture). Following the Company’s receipt of shareholder approval, the Company will settle conversions of Notes through payment or delivery, as the case may be, of cash, shares of its common stock or a combination of cash and shares of its common stock, at its election, based on such daily conversion values (other than for settlement only in shares).

The conversion rate for the Notes is initially 67.0264 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $14.92 per share of common stock). The conversion rate is subject to adjustment in certain circumstances, and is subject to increase for holders that elect to convert their Notes in connection with certain corporate transactions (but not, at the Company’s election, a public acquirer change of control (as defined in the Indenture)) that occur prior to August 5, 2022.

Upon the occurrence of a fundamental change (as defined in the Indenture) (but not, at the Company’s election, a public acquirer change of control (as defined in the Indenture)), holders of the Notes may require the Company to repurchase for cash all or a portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Except as described below, the Company may not redeem the Notes prior to August 5, 2022. If the Company’s previously announced pending acquisition of NBIC Holdings, Inc. (“NBIC”), the parent company of Narragansett Bay Insurance Company (the “NBIC Acquisition”), is not consummated for any reason by June 8, 2018, or if the acquisition agreement relating to the NBIC Acquisition is terminated for any reason (other than by consummation of the NBIC Acquisition), the Company may redeem all, but not less than all, of the outstanding Notes for cash on a redemption date to occur on or prior to August 31, 2018 for a redemption price for each $1,000 principal amount of Notes equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such Notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined in the Indenture) over the initial conversion value (as defined in the Indenture). On or after August 5, 2022 but prior to February 1, 2037, the Company may redeem for cash all or any portion of the Notes, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically. Holders of the Notes will be able to cause the Company to repurchase their Notes for cash on any of August 1, 2022, August 1, 2027 and August 1, 2032, in each case at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the relevant repurchase date.

The Indenture contains customary terms and covenants and events of default. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Notes to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization (as set forth in the Indenture) with respect to the Company, 100% of the principal of, and accrued and unpaid interest, if any, on, the Notes will automatically become immediately due and payable.

The foregoing description of the Notes and the Indenture is a summary and is qualified in its entirety by the terms of the Indenture and the form of Note included therein, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchaser to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement. The shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01	Other Events.

Concurrent Share Repurchase

As previously announced, repurchases of the Company’s common stock were effected concurrently with the pricing of the Offering described above in privately negotiated transactions effected with or through Citigroup Global Markets Inc. or one of its affiliates. The Company repurchased a total of 3,552,397 shares of common stock indirectly from purchasers of Notes in the Offering at a purchase price per share equal to the closing price per share of the Company’s common stock on August 10, 2017, which was $11.26, for an aggregate purchase price of approximately $40.0 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Purchase Agreement, dated as of August 10, 2017, by and among the Company, Heritage MGA, LLC, as guarantor, and Citigroup Global Markets Inc., as initial purchaser.

4.1	Indenture, dated as of August 16, 2017, by and among the Company, Heritage MGA, LLC, as guarantor, and Wilmington Trust, National Association, as trustee.

4.2	Form of 5.875% Convertible Senior Note due 2037 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Dated: August 16, 2017	By:	/s/ Bruce Lucas
	Name:	Bruce Lucas
	Title:	Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

1.1	Purchase Agreement, dated as of August 10, 2017, by and among the Company, Heritage MGA, LLC, as guarantor, and Citigroup Global Markets Inc., as initial purchaser.

4.1	Indenture, dated as of August 16, 2017, by and among the Company, Heritage MGA, LLC, as guarantor, and Wilmington Trust, National Association, as trustee.

4.2	Form of 5.875% Convertible Senior Note due 2037 (included in Exhibit 4.1).